Exhibit 10.74
August 24, 2022

Personal and Confidential
Byron Vielehr
Delivered Via email

Dear Byron,

Congratulations on receiving your offer of employment with Apollo. We look forward to welcoming you as part of our talented and inventive team. This letter agreement confirms the terms of your employment at Apollo Management Holdings, L.P. (the “Company”).

1.Position, Reporting, and Office Location. Your position, reporting and primary office location are set forth on the Executive Summary (the “Executive Summary”) attached hereto. You may be expected to travel to fulfill your responsibilities. You agree that the conditions of your employment with the Company are governed by the terms set forth in this letter agreement and that any obligations contained herein will survive throughout your employment with the Company, unless expressly overridden in writing by the Company.
2.Start Date. Your employment with the Company shall begin on or around September 30, 2022 provided that you use your best efforts to start as soon as possible (the actual date your employment with the Company commences is the “Start Date”). You represent that prior to the Start Date you will not take any actions on behalf of the Company or engage in any communications on behalf of the Company, including, without limitation, any communications with any prospective Company employees or other service providers. You further represent that you possess and will maintain all licenses and/or certifications necessary for your position, as applicable.
3.Compensation and Benefits. As an employee of the Company, you will be eligible for the compensation and benefits set forth on the Executive Summary. For any year that your total earned compensation exceeds $250,000, a portion of any year-end discretionary bonus may be payable in equity-based awards of Apollo Global Management Inc. (“AGM”), subject to terms and conditions set forth in the associated award documentation. It is presently anticipated that the percentage of your total compensation for 2022 that will be paid in equity-based awards is as follows:

•15% of compensation from $0 to $500,000;
•25% of compensation from $500,001 to $1,000,000;
•35% of compensation from $1,000,001 to $2,000,000;
•40% of compensation from $2,000,001 to $3,000,000; and
•50% of compensation in excess of $3,000,001.
All payments and benefits will be delivered in accordance with the Company’s compensation and benefits policies as in effect at the time, subject to the terms of the applicable plans, award documents and other applicable Company policies. All amounts payable to you are subject to applicable taxes, deductions and withholdings. The Company does not guarantee the tax treatment of any payments or benefits under this letter agreement or otherwise.
4.Duties and Employment Conditions. You agree that you will: (i) devote your full working time, attention and abilities to the duties assigned to you; (ii) promote and protect the interests and reputation of the Company and its Affiliates (as defined in the AGM 2019 Omnibus Equity Incentive Plan (the “Plan”)); (iii) comply with all rules and policies of the Company as implemented and/or amended from time to time in its sole discretion including but not limited to those set forth in the Company’s U.S. Employee Handbook and Apollo’s Code of Business Conduct and Ethics (“Code of Conduct”); and (iv) obey all lawful instructions and directions given to you by the Company or an Affiliate. You agree that during your employment with the Company you will not engage in any form of employment or engagement outside of your employment at the Company, including but not limited to, serving as a director or officer of another company or organization, or any activity that has the potential to detract from your ability to devote appropriate time and attention to your responsibilities to the Company, unless prior approval is received in accordance with the Code of Conduct and any other applicable employee policies. Your employment with the Company is subject to your having permission to work in the United States at all times. If your immigration status changes, you must notify the Company immediately. This offer is contingent on customary background and reference checks.
5.Covenants, Arbitration and Notice Requirements. Your employment with the Company is conditioned upon your compliance with the terms and conditions set forth in the Company’s Covenants Agreement and Mutual Arbitration Agreement (the “ECAA”) which contains your notice period, covenants, confidentiality, non-disparagement, and other obligations that will apply to you during and after your employment, and the dispute resolution procedures applicable to claims arising in connection with your employment. Your notice period and the post-employment restriction periods applicable to you are set forth in the Executive Summary, and for the avoidance of doubt, such periods extend beyond those described in the ECAA and shall supersede the periods set forth in the ECAA. For purposes of clarity, the Company retains the right to enforce the respective covenants in the ECAA with all applicable remedies, including injunctive relief, for violations during the applicable post-employment periods as described in the Executive Summary. The Company reserves the right to pay you, in lieu of any required notice period per the ECAA, the equivalent of your then current monthly base salary during the notice period upon a termination without Cause (as defined in the Plan). By execution of this Offer Letter, you acknowledge that you agree to comply with the terms and conditions set forth in the ECAA attached hereto, as amended hereby with respect to the duration of the post-employment restriction periods.
6.Employment in Good Standing; Compliance. The Company is subject to and has various compliance procedures in place and your continued association with the Company and corresponding payment of your compensation will be subject to your continued employment with the Company in good standing, which will include, among other things, your adherence to applicable laws, Code of Conduct, the Political Contributions & Activities Policy, and any other Company policies, procedures, and compliance manuals, applicable to employees. Your employment with the Company is at will and nothing in this letter agreement shall be construed as establishing any right to continued employment with the Company. Apollo reserves its right to terminate your employment at any time for any reason.
7.Representations and Warranties. You acknowledge and agree that you have provided the Company with full candor during the interview process and will continue to provide such candor during the onboarding process. You further acknowledge and agree that you have provided the Company with any and all material information related to or arising out of your separation from your previous employer. If the Company discovers, whether prior to or during your employment with the Company, any material omission or misrepresentation by you related to or arising out of your interview, onboarding process, or separation from your previous employer, the Company reserves the right, in its sole discretion, to rescind this offer of employment or terminate your employment with the Company, as applicable, immediately. By signing this letter agreement, you acknowledge and agree that the Company did not inquire about your salary history at any time during the hiring process and that any information you may have provided about your salary history was offered voluntarily and without prompting. You confirm that you have not relied on any warranty, representation, assurance, or promise other than as are expressly set out in this letter agreement. You represent that you are not subject to any agreement with a current (or former) employer that would prohibit you from becoming employed by the Company or otherwise impede your ability to provide services to the Company, or if such an agreement exists, you will comply with the terms thereof including any post-employment restrictions.
8.Governing Law, Disputes and Forum. The parties agree and consent that this letter agreement shall be enforced under New York law in accordance with the dispute mechanisms and forum set forth in the ECAA.
9.Entire Agreement and Assignment of Agreement. This letter agreement (including the Executive Summary) together with the ECAA constitute the entire agreement between the parties in relation to its subject matter and supersedes any previous agreement or understanding between the parties relating thereto, including any term sheet (except that any pre-existing obligation to maintain confidentiality shall survive in accordance with its terms). If any provision of this letter agreement shall be deemed unenforceable, the enforceability of the remaining provisions shall in no way be affected. This letter agreement may not be modified or amended unless in writing signed by the undersigned parties. Except for an assignment by the Company of this letter agreement to an Affiliate, this letter agreement may not be assigned by the parties.

10.Counterparts. This letter agreement may be executed through the use of separate signature pages or in any number of counterparts. This letter agreement shall only become effective if fully executed by all parties on or before September 15, 2022.

We are excited to extend you this offer of employment with the Company and hope you will accept. We look forward to welcoming you to our team of professionals.

Sincerely,

/s/ Matthew Breitfelder

Matthew Breitfelder
Partner, Global Head of Human Capital

By signing below, I acknowledge that I have read and understood the terms and conditions contained in this Offer Letter and the Apollo Managements Holdings, L.P. Covenants Agreement and Mutual Arbitration Agreement and agree to be bound by such terms, in addition to all other employee policies, as in effect from time to time.

/s/ Byron Vielehr
Date: 8/28/22
Byron Vielehr

[Signature Page]

Executive Summary for Byron Vielehr

Position, Reporting, & Office Location	Partner, Chief Operating Officer, Apollo Asset Management, Inc. (“AAM”) Reporting to Jim Zelter and Scott Kleinman 9 West 57th Street, New York, NY 10019
Employer Entity	Apollo Management Holdings, L.P. (the “Company”)
Target Start Date	September 30, 2022
Annual Compensation & Benefits
A. Annual Base Salary	$650,000 payable in accordance with the Company’s payroll practices
B. Annual Discretionary Bonus Program
2022 Guaranteed Amount: $1,850,000 (not prorated)

Your bonus shall be payable at the same time as other similarly situated employees, provided that you are employed on the payment date and not under notice (given or received)

A portion of your 2022 bonus and any future annual discretionary bonus is subject to deferral in the form of AGM restricted stock units with a 3-year vest and dividend equivalents commencing at grant, in accordance with the Company’s Annual Equity-Based Deferral Program

C. Partner Benefit Stipend	$250,000 annually with first payment in March 2023
D. Supplemental Partner Plan	You will be considered for an award pursuant to the AGM Supplemental Partner Program in 2023, in an amount determined in the Company’s sole discretion
E. Employee Benefits	Eligible for all benefit plans and 20 days’ vacation, subject to Company policies
One-Time Awards
F. Make-Whole Award (CII RSU)
Up to $5,350,000 cash incentive income restricted stock units (“CII RSUs”) 3-year annual vest, subject to continued employment (and not being under notice given or received) and to attainment of sufficient net cash incentive income to AGM

The Make Whole Award (CII RSU) shall replace your equity-based deferred compensation that you will forfeit upon termination from your current employer and is subject to providing substantiating documentation

You will not be eligible for dividend equivalents on the Make Whole Award until shares are delivered following the applicable vesting dates

G. Welcome Grant I (CII RSU)
$13,500,000 CII RSUs 3-year annual vest, subject to continued employment (and not being under notice given or received) and to attainment of sufficient net cash incentive income to AGM

You will be eligible for dividend equivalents on the Welcome Grant I at the time that ordinary cash dividends are declared on the underlying shares

H. Welcome Grant II (CII RSU)
$3,750,000 CII RSUs 3-year annual vest, subject to continued employment (and not being under notice given or received) and to attainment of sufficient net cash incentive income to AGM

You will be eligible for dividend equivalents on the Welcome Grant II at the time that ordinary cash dividends are declared on the underlying shares

Miscellaneous
I. Corporate Approvals	Arrangement remains subject to approval by the AAM Board
J. Policies
All payments, awards, and benefits will be issued in accordance with the Company’s compensation and benefits policies as in effect at the time of issuance and shall be subject to any required corporate approvals and the customary terms of the applicable plans, funds, and award agreements as modified from time to time

The Make-Whole, Welcome Grant I and Welcome Grant II awards will be evidenced by award agreements substantially in the forms which have been provided to you.

Any shares issued to you by AGM shall be subject to retention in accordance with the applicable ownership requirements as in effect from time to time. Currently, the policy requires retention of 25% of net shares, and applies to both deferrals of any annual bonus and all other equity grants

K. Notice Period	3 months
L. Non-Compete Period	9 months
M. Non-Solicitation Periods	24 months for non-solicitation of restricted entities 24 months for non-solicitation of employees or agents
N. Other Covenants	Non-Disclosure/Non-Disparagement: Indefinite
O. Indemnification	You will have rights to indemnification (and/or to have expenses advanced) pursuant to any indemnification provision in any certificate of incorporation, by-laws, limited liability company agreement, limited partnership agreement and/or insurance policies generally covering the directors and officers of the Company, in accordance with the terms thereof as in effect from time to time. Effective as of your Start Date, you will be extended coverage pursuant to an indemnification agreement with Apollo Asset Management, Inc., consistent with the form which has been provided to you.